EXHIBIT 99.2

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Charles McCrary to Succeed Grayson Hall as Chair of Regions Financial Corporation’s Board of Directors

BIRMINGHAM, Ala. - Dec. 12, 2018 - Regions Financial Corp. (NYSE:RF) today announced that its Board of Directors has appointed Charles D. McCrary, currently the Lead Independent Director, to serve as the independent Chair of the Board, effective January 1, 2019. He will succeed Executive Chairman O. B. Grayson Hall, Jr., who is retiring from Regions and from the Board on December 31, 2018. Mr. McCrary will also serve as the Chair of the Board of Directors of Regions Bank.

“During his 38-year career with the company, Grayson has maintained a steady focus on meeting customer needs, and through his leadership, Regions has become a stronger and better bank positioned for long-term success,” said John Turner, President and CEO. “We appreciate his significant contributions and wish him continued success as he retires.”

Turner continued, “Charles is a thoughtful and dedicated leader. In his capacity as Lead Independent Director, he has provided valuable guidance that has allowed Regions to deliver sustainable, long-term growth. I look forward to continuing to work with Charles as we execute on Regions’ strategic plan and elevate our performance as a company.”

“I join John in congratulating Charles on his appointment,” said Hall. “I have had the privilege of working closely with Charles for many years, and our company has benefited from his personal integrity and commitment to excellence. I am excited about the future of Regions, and Charles is an outstanding choice to lead the board.”

“Regions plays an important role in meeting the financial needs of our customers and communities. We believe that maintaining strong corporate governance is crucial to achieving our company’s mission and making life better for all of our stakeholders,” said McCrary. “I am humbled by the opportunity to continue to serve with such an outstanding group of board members and management.”

Charles D. McCrary biography:

From 2001 through February 2014, Mr. McCrary served as the President and CEO of Alabama Power Company, a public utility company. He also served as Chairman of Alabama Power Company until May 2014. Mr. McCrary’s career spanned over 40 years, where he held various positions of increased responsibility within Alabama Power and its parent company, Southern Company. Mr. McCrary served on the board of directors of

AmSouth Bancorporation, a predecessor to Regions, from 2001 to 2006. Since May 2013, Mr. McCrary has served as Lead Independent Director of the Board. Mr. McCrary previously served as Chair of the Nominating and Corporate Governance Committee and on the Audit Committee. Mr. McCrary holds an engineering degree from Auburn University and a law degree from Birmingham School of Law.

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About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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